Exhibit 10.5

Summary of Guaranty Agreement of Maximu Amount entered into between BAK Internatiional Limited (“BAK International”) and Shenzhen Branch, China Construction Bank (“China Construction Bank”) on February 14, 2007.

Summary of main contents:

•	Contract number: bao 2006 Zong 1279042-1;

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As guarantor, BAK International undertakes to assume joint and several liabilities for the Company’s indebtedness towards China Construction Bank under the Comprehensive Credit Facility Agreement of Maximum Amount (No.: Jie2006Zong1279042) (“Master Agreement”) and maximum amount secured is RMB150 million.

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Secured items include the loan principal, interest, penalty interest, breach of contract compensation and all the expenses incurred for China Construction Bank to realize its creditor’s right under the Master Agreement ;

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Guaranty period: the period of guaranty shall be determined in accordance with each financing under the master agreement. The period of guaranty for each financing shall be the start date of each financing under the master agreement and its supplementary agreement to the end of 2 years after the expiry of the performance period of the debt. In case that the extension agreement for the debt is agreed by the Obligor and your bank, the period of guaranty shall end at the end of 2 years after the expiry of the extended performance period of the debt.

Headlines of articles omitted:

•	Creditor’s Right to be Secured

•	Method of Guaranty

•	Signature and Amendment of the Master Agreement

•	Independency

•	Undertakings

•	Performance of Obligation of Guaranty Before Expiry

•	Transfer of Amount Payable

•	Engaging Bank

•	Miscellaneous

•	Applicable Law and Dispute Settlement

•	Effectiveness

•	Statement